 Filed pursuant to Rule 424(b)(3)

Registration Number 333-212364

Prospectus Supplement

(to prospectus dated June 30, 2016)

CRYOPORT, INC.

5,187,535 shares of Common Stock

This prospectus supplement amends the prospectus of Cryoport, Inc. (the “Company”) dated June 30, 2016 (the “Prospectus”) relating to (i) the offering by certain existing holders of our common stock named in the Prospectus of 3,096,785 shares of our common stock, par value $0.001 per share, including 610,693 shares of our common stock issuable upon exercise of the warrants held by certain selling security holders, and (ii) the offering by us of 2,090,750 shares of our common stock issuable upon the exercise of certain warrants to purchase common stock. Except as set forth below, the Prospectus remains unchanged.

Pursuant to Rule 429 under the Securities Act, the Prospectus, as supplemented by this prospectus supplement, will be used as a combined prospectus in connection with (i) this Registration Statement on Form S-1 (File No. 333-212364), which was initially filed on June 30, 2016 and became effective on August 10, 2016, (ii) the Registration Statement on Form S-1 (File No. 333-203006), which was initially filed on March 25, 2015 and became effective on July 23, 2015, and (iii) the Registration Statement on Form S-1 (File No. 333-180326), which was initially filed on March 23, 2012 and became effective on June 21, 2012.

This prospectus supplement is being filed solely to correct an overstatement of the number of shares beneficially owned by Jerrell W. Shelton, our President, Chief Executive Officer and Chairman, due to an inadvertent failure to reflect an adjustment to the number of shares of our common stock held by him following the Company’s 1-for-12 reverse stock split effected on May 19, 2015 and to correct the beneficial ownership of Dr. Robert Hariri, M.D., Ph.D., a member of our board of directors.

This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 6 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 23, 2016.

The section entitled “Principal Stockholders” on page 62 of the Prospectus is deleted and replaced in its entirety by the following:

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of June 13, 2016, by each person or group of affiliated persons known to the Company to beneficially own 5% or more of its common stock, each director, each named executive officer, and all of its directors and named executive officers as a group. As of June 13, 2016, there were 14,271,910 shares of common stock outstanding. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Cryoport, Inc., 17305 Daimler St, Irvine, CA 92614.

The following table gives effect to the shares of common stock issuable within 60 days of June 13, 2016, upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(2)		Percentage of Shares of Common Stock Beneficially Owned
Executive Officers and Directors:
Jerrell W. Shelton	1,045,623	(1)	6.9%
Richard Berman	82,721	(1)(3)	*
Robert Hariri, M.D., Ph.D.	63,933	(1)	*
Ramkumar Mandalam, Ph.D.	47,525	(1)	*
Edward Zecchini	50,830	(1)	*
Robert S. Stefanovich	159,918	(1)	1.1%
All directors and named executive officers as a group (6 persons)	1,450,550	(1)	9.4%

*    Represents less than 1%

(1)   Includes shares which individuals shown above have the right to acquire as of June 13, 2016, or within 60 days thereafter, pursuant to outstanding stock options and/or warrants as follows: Mr. Shelton — 866,362 shares; Mr. Berman — 53,187 shares; Dr. Hariri — 48,633 shares; Dr. Mandalam—36,433 shares; Mr. Zecchini—36,433 and Mr. Stefanovich — 159,918 shares.

(2)   The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares which the selling security holder has the right to acquire within 60 days.

(3)   Includes 9,250 warrants and 8,138 shares owned by Mrs. Richard Berman, spouse of Mr. Berman.